Exhibit 19.1

FTAI INFRASTRUCTURE INC.
PUBLIC COMPANY INSIDER TRADING COMPLIANCE POLICY
AMENDED 2025 (THE “POLICY”)

Federal and state securities laws prohibit the purchase or sale of a security on the basis of Material Nonpublic Information (defined below). These laws also prohibit the dissemination of Material Nonpublic Information to others who may use that knowledge to trade securities, also known as “tipping.” Additionally, Regulation FD prohibits the selective disclosure of Material Nonpublic Information to certain enumerated persons. Thus, failing to honor confidentiality obligations or misusing confidential information could violate U.S. federal and state securities laws, and the laws of jurisdictions around the world in which we operate. These violations can result in consequences, including criminal penalties, for the individual who commits the violation, for that individual’s employer or other “control persons,” and for people who “tip” or otherwise assist an individual in misusing information. In order to take an active role in the prevention of these violations by Covered Persons (defined below), FTAI Infrastructure Inc. and its subsidiaries (the “Company”) have adopted this Policy with respect to trading in all securities (including derivative securities) of the Company.

The Company has appointed its Manager’s (as specified in the Amended and Restated Management and Advisory Agreement, as amended from time to time and assumed by the Company on July 31, 2022, the “Manager”) General Counsel1 as its “Insider Trading Compliance Officer.” The General Counsel is permitted to delegate any responsibilities of this Policy to the extent he or she so elects to the Chief Compliance Officer or to any other member of the Legal and Compliance Department who, in the General Counsel’s reasonable judgment, is qualified to perform such duties. Throughout the Policy, the term “Insider Trading Compliance Officer” shall apply to any such person to whom the General Counsel has delegated a particular responsibility. However, the General Counsel retains ultimate responsibility for all matters pertaining to the interpretation and enforcement of the Policy.

The Policy (and/or a summary thereof) will be made available to directors, officers and employees of the Company.

The Company monitors compliance with the Policy and will enforce the Policy as necessary. Violations of the Policy may include a variety of disciplinary actions, including termination of employment. The Company also may report violations to the Securities and Exchange Commission (“SEC”) or other regulatory authorities.

It is the responsibility of each person to whom the Policy applies to ensure that he or she fully complies with the Policy. All questions or concerns regarding the Policy should be directed to the Insider Trading Compliance Officer.

1 All references to the “General Counsel,” “Chief Compliance Officer” or “Legal and Compliance Department” are to the Manager’s General Counsel, Chief Compliance Officer or Legal and Compliance Department.

I.Applicability.

The Policy applies to all Transactions in Covered Securities (defined below) and covers all officers, employees and directors of the Company, as well as their “Related Insiders,” including spouses, minor children, adult family members sharing the same household on a continuous basis, financial dependents, and any other person or entity over whom the officer, director or employee exercises substantial influence or control over his, her or its securities trading decisions. This Policy also applies to any trust or other estate in which an officer, director or employee has a substantial beneficial interest or as to which he or she serves as trustee or in a similar capacity. Each individual and entity described above is referred to in this Policy as a “Covered Person.” The Insider Trading Compliance Officer has the discretion to determine whether the Policy should apply to any additional persons.

It is also Company policy to comply with applicable securities laws concerning trading in Company securities on the Company’s behalf.

The term “Covered Securities” includes2:

•the Company’s equity securities (including options or rights for such securities); and
•derivatives of Covered Securities, including any security convertible or exchangeable into, or whose value is derived from the value of, Covered Securities, whether or not issued by the Company.

With respect to Covered Securities, the term “Transaction” includes any:

•purchase or sale, including any contract or offer to purchase or sell;
•purchase or sale through the use of derivative arrangements;
•gift, pledge or other transfer resulting in a change of beneficial ownership or investment decision making power; and
•participation in the decision to purchase or sell Covered Securities, including by recommending or advising such decision.

A decision not to engage in a purchase or sale does not constitute a Transaction under the Policy.

Each Covered Person is individually responsible for complying with the Policy. A Covered Person may, from time to time, have to forego a proposed Transaction in Covered Securities when they enter into possession of Material Nonpublic Information, even if they planned to make the Transaction before learning of the Material Nonpublic Information and even though they may suffer an economic loss or forego anticipated profit by waiting. Each Covered Person who is a director, officer or employee of the Company should make each of those members of his or her family or household who is subject to the Policy aware of the applicability of this Policy and the need to confer with the Covered Person (and seek pre-clearance, if
2 In this Policy, the term “includes” means “includes, but is not limited to.”

applicable) before trading in Covered Securities. In addition, although the Insider Trading Compliance Officer will assist Section 16 Individuals (see Section VIII) in preparing and filing required reports, the reporting person retains ultimate responsibility for the reports.

II.Definition of Material Nonpublic Information.

It is not possible to define all categories of Material Nonpublic Information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to an investor in making an investment decision regarding a transaction in Covered Securities, or the information, if made public, likely would affect the market price of such Covered Securities.

Either positive or negative information may be material. It is important to remember that materiality will be judged with the benefit of hindsight. Therefore, questions you have concerning the materiality of particular information should be resolved in favor of assuming materiality unless advised otherwise by the Insider Trading Compliance Officer.

Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information. Nonpublic information can be material even with respect to companies that do not have publicly traded stock. Determining whether something is material is a legal determination, and you should seek help from the Insider Trading Compliance Officer before making a materiality determination. Examples of information that may be material include:

•Financial results or changes to previously released financial results or estimates;
•Earnings information or earnings guidance;
•Known but unannounced future earnings or losses;
•Execution or termination of significant contracts;
•News of a pending or proposed merger, acquisition, tender offer, joint venture or changes in assets;
•News of the disposition of significant assets;
•Impending bankruptcy or financial liquidity problems;
•Significant developments to the Company’s relationships with counterparties;
•Changes in dividend policy;
•New product announcements of a significant nature;
•New investments or financings or developments regarding investments or financings;
•Share splits;
•New equity or debt offerings;
•Defaults on senior securities, calls of securities for redemption or repurchase plans;
•Positive or negative developments in outstanding litigation or government actions;
•Significant litigation exposure due to actual or threatened litigation;
•Write-downs and additions to reserves for contingencies;
•A cybersecurity incident or risk that may adversely impact the Company’s business, reputation or share value;
•Expansion or curtailment of operations;

•Changes in analyst recommendations or debt ratings;
•Extraordinary borrowing or other financing transactions out of the ordinary course;
•Changes in auditors or auditor notification that the Company may no longer rely on an audit report;
•Regulatory approvals or changes in regulations and any analysis of how they affect the Company; and
•Changes in control or management.

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. In order for information to be considered public, it must be widely disseminated in a manner making it generally available to investors, such as by a press release by the Company, a filing with the SEC or, in certain circumstances, posting on the Company’s website. The circulation of rumors, even if accurate and reported in the media, may not constitute effective public dissemination. Even after nonpublic information has been disclosed, you should refrain from trading in Company securities for at least one full Trading Day (defined below) in order for the market to digest the information. Like the assessment of materiality, determining whether information is “public” is a legal determination, and you should seek help in making this determination from the Insider Trading Compliance Officer.

III.Prohibition Against Trading While in Possession of Material Nonpublic Information.

No Covered Person shall engage in any Transaction involving Covered Securities during any time that he or she is in possession of Material Nonpublic Information concerning the Company or its securities.

Transactions that may be necessary or justifiable for independent reasons (such as the need to raise money for an emergency expenditure) are not exempt from this Policy. Securities laws do not recognize such mitigating circumstances, and, in any event, even the appearance of an improper transaction must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.

IV.Confidentiality of Nonpublic Information.

Nonpublic information relating to the Company is the property of the Company, and the unauthorized disclosure of such information is prohibited. In the event any Covered Person receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections), the inquiry should be referred to the Insider Trading Compliance Officer or the Company’s Head of Investor Relations, who will be responsible for coordinating and overseeing the release of such information to the investing public, analysts and others in compliance with applicable laws and regulations.

V.Chat Rooms.

Covered Persons may not discuss the Company or its business in Internet “chat rooms,” social networking sites or similar public or internet-based forums.

VI.Tipping.

No Covered Person shall “tip” Material Nonpublic Information about the Company to any other person (including family members), nor shall any Covered Person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in any Covered Security. A violation of securities laws can result in civil or criminal penalties for the primary violator (i.e., the person who trades in possession of Material Nonpublic Information) and for any person who “tips” or otherwise aids the primary violator.

VII.Post-Termination Transactions.

No Covered Person who has terminated his or her employment or relationship with the Company may trade in Covered Securities until the later of: (i) the passage of one full Trading Day following the date of public disclosure of the Company’s financial results for that particular fiscal quarter or year or (ii) the date on which the Covered Person is no longer in possession of Material Nonpublic Information concerning the Company.

VIII.Designation of Section 16 Individuals.

The Company has determined that those persons listed on the Attachment are the named executive officers and other officers who are subject to the reporting and liability provisions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder (“Section 16 Individuals”), with respect to the Company’s securities. In addition, all members of the Company’s board of directors are Section 16 Individuals. The Insider Trading Compliance Officer will periodically modify the Attachment as appropriate.

References in the Policy to Section 16 Individuals do not include persons who are subject to the reporting and liability provisions of Section 16 of the Exchange Act (“Section 16”) solely by virtue of their equity ownership in the Company.

IX.Trading Window.

All “Designated Insiders,” consisting of all Section 16 Individuals and certain employees of the Company designated by the Insider Trading Compliance Officer, their Related Insiders and the Company (except the Company where not in violation of applicable securities laws) are prohibited from engaging in any Transaction in any Covered Security except during an open trading window for such Covered Security. The trading window for the Company will be scheduled to open at the beginning of the second Trading Day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year. The trading window will be scheduled to close at the end of the last day of the second month of the quarter in which the window opened. The Insider Trading Compliance Officer, however, may modify the scheduled the opening or closing dates of the trading window using his or her reasonable judgment.

As used herein, the term “Trading Day” shall mean a day on which the Nasdaq Stock Market is open for trading, commencing at the time trading begins on such day and ending at the end of the regular trading session on such day.

The Company, at the sole discretion of the Insider Trading Compliance Officer, shall have the right to (a) decline to open the window or otherwise prohibit trading in some or all Covered Securities for some or all Covered Persons at a time when the trading window would otherwise be open, (b) open the trading window for some or all Covered Persons or otherwise allow trading in some or all Covered Securities by one or more Covered Persons at any time during which the trading window would otherwise be closed or (c) amend the Policy.

X.Pre-Clearance of Trades.

All Section 16 Individuals (and their Related Insiders) must refrain from trading in any Covered Security, including gifts and other transfers, even during an open trading window, without first complying with the Company’s “pre-clearance” process. In particular, prior to trading in the Company’s securities, Section 16 Individuals (including those Section 16 Individuals employed by the Manager) must notify the Insider Trading Compliance Officer prior to the proposed Transaction of the amount and nature of the proposed trade.

If the Section 16 Individual’s proposed transaction is approved, the Insider Trading Compliance Officer will facilitate the timely submission of regulatory filings,3 as necessary.

Even if the Insider Trading Compliance Officer pre-clears a trade, ultimate responsibility rests with the Section 16 Individual to ensure that he or she is not trading while in possession of Material Nonpublic Information.

3 Section 16 Individuals are typically required to submit an initial Form 3 upon becoming a Section 16 Individual, and make additional filings on Form 4 at the time of effecting most Transactions to reflect changes in beneficial ownership. A Form 4 must be filed within two business days after a reportable transaction. A Form 5 is required to be filed at the end of the year to report any unreported transactions. The Company is required to disclose any delinquent filings by Section 16 Individuals in its annual proxy statement. Additionally, Form 144 is required to be filed in advance of the proposed sale of (i) restricted securities or (ii) securities held by an affiliate of the Company if the amount to be sold during any three month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000. All Section 16 Individuals selling securities by relying on Rule 144 must comply with Rule 144.

XI.Prohibited Transactions.

1.Short Sales.

Pursuant to this Policy, no Covered Person shall engage in a short sale of any Covered Security, even during an open trading window. A short sale is a sale of securities not owned by the seller or, if owned, not delivered against such sale within 20 days thereafter (a “short against the box”). Certain put and call options may in some instances constitute a short sale, and are therefore prohibited by this Policy.

Additionally, Section 16(c) of the Exchange Act explicitly prohibits officers, directors and certain stockholders of the Company that are subject to Section 16 from engaging in short sales.

2.Options and Certain Derivatives.

A transaction in options is, in effect, a bet on the short-term movement of a security. Therefore, a transaction by a Covered Person in options relating to Covered Securities may create the appearance that the trade is based on Material Nonpublic Information. In addition, transactions in options also may focus the Covered Person’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, any transaction in puts, calls or other derivative securities relating to a Covered Security, including transactions on an exchange or in any other organized market, are prohibited by this Policy. (The section below captioned “Hedging Transactions” governs option positions arising from certain types of hedging transactions.)

3.Dividend Reinvestment.

Automatic dividend reinvestment into additional shares of the Company is prohibited under this Policy. Dividends paid by the Company must be received as cash.

XII.Hedging Transactions; Margin Accounts and Pledges.

1.Hedging Transactions.

Certain forms of hedging or monetization transactions allow an investor to lock in much of the value of his or her shares, often in exchange for all or part of the potential for upside appreciation. Hedging transactions include (but are not limited to) collars, equity swaps, exchange funds and prepaid variable forward sale contracts. These transactions allow investors to continue to own the securities, but without the full risks and rewards of ownership. When that occurs, an investor may no longer have the same objectives as the issuer’s other stockholders. Therefore, Covered Persons are prohibited from entering into hedging transactions related to Covered Securities.

2.Margin Accounts and Pledges.

Securities that are margined may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Covered Securities, Covered Persons are prohibited from margining Covered Securities or pledging Covered Securities as collateral for a loan.

XIII.Rule 10b5-1 Trading Plans.

The restrictions in this Policy do not apply to Transactions made pursuant a written trading plan that was entered into in good faith and was designed in accordance with Rule 10b5-1 of the Exchange Act. Any Covered Person desiring to enter into a Rule 10b5-1 Trading Plan should contact the Insider Trading Compliance Officer for guidance on establishing the plan. Such plans may only be established (and thereafter may only be amended) at a time when the (i) Covered Person is not in possession of Material Nonpublic Information about the Company whose securities are to be traded and (ii) the Company’s trading window is open.

XIV.Applicability of Policy to Other Companies’ Material Nonpublic Information.

The Policy also applies to Material Nonpublic Information relating to other companies, including the Company’s investors, vendors or suppliers (“Business Partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading while in possession of Material Nonpublic Information regarding the Company’s Business Partners. All Covered Persons should treat Material Nonpublic Information about the Company’s Business Partners with the same care required with respect to the Company’s Material Nonpublic Information.

XV.Duties of the Insider Trading Compliance Officer.

The Insider Trading Compliance Officer’s duties include the following:

A.Overseeing the pre-clearance of Transactions involving Covered Securities by Section 16 Individuals (and their Related Insiders) in order to monitor compliance with the Policy, insider trading laws, Section 16 and Rule 144 promulgated under the Securities Act of 1933, as amended. The Insider Trading Compliance Officer may consult with outside counsel on such matters as he deems appropriate and is entitled to rely conclusively on any advice provided by such outside counsel.
B.Ensuring the timely preparation and filing of Section 16 Individuals’ Section 16 reports (Forms 3, 4 and 5) with respect to securities of the Company, including appointment as attorney-in-fact.

C.Serving as the designated recipient at the Company of copies of reports filed with the SEC.
D.Overseeing circulation of the Policy (and/or a summary thereof) and appropriate training with respect to the matters addressed herein.
E.Assisting the Company in implementing the Policy.
F.To the extent the Insider Trading Compliance Officer deems appropriate, coordinating with outside counsel regarding compliance activities, including with respect to Rule 144 requirements and regarding changing requirements and recommendations for compliance with Section 16 and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.

XVI.Potential Criminal and Civil Liability and/or Disciplinary Action.

1.Liability for Insider Trading.

Pursuant to federal and state securities laws, Covered Persons may be subject to penalties of up to $5,000,000 and up to 20 years in jail for transacting in any Covered Security at a time when they have knowledge of Material Nonpublic Information regarding the Company.

2.Liability for Tipping.

Covered Persons may also be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the applicable Covered Securities. The SEC has imposed large penalties even when the disclosing person did not profit from the trading.

3.Liability of Control Persons.

If the Company or its supervisory personnel fail to take appropriate steps to prevent insider trading, they may be subject to the following penalties:

a.A civil penalty of up to $2,000,000 or, if greater, three times the profit gained or loss avoided as a result of the employee’s violation; and

b.A criminal penalty of up to $25,000,000.

In addition to penalties, firms or persons sanctioned for violations of securities laws may be limited from engaging in other types of business in the future (e.g., many regulated industries will not permit such firms or persons to engage in regulated activity). Further, for a Covered Person to even be accused of securities law violations would have very damaging reputational effects on the Company.

4.Possible Disciplinary Actions.

Covered Persons who violate this Policy shall be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

XVII.Reporting Violations/Inquiries.

Covered Persons should refer suspected violations of this Policy to the Insider Trading Compliance Officer. Any person who has a question about this Policy or its application may obtain additional guidance from the Insider Trading Compliance Officer. Ultimately, however, the responsibility for adhering to this Policy and avoiding unlawful transactions rests with the individual employee or other applicable individual.

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ATTACHMENT

“Section 16 Individuals” include all members of the board of directors of FTAI Infrastructure Inc. and the following officers:

Title
Chief Executive Officer
Chief Financial Officer
Chief Accounting Officer